MASTERWORKS

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this ~~X~~th 23rd of June, 2021 (the "***Effective Date***"), by and between Lexxus BV d/b/a Louis Lannoo, a Belgium limited liability company with an address at Adelaarsstraat 24 9051 Sint-Denijs-Westrem, Belgium ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 061 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Six Hundred Fifty Thousand Euros (€1,650,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Sixty Five Thousand Euros (€165,000) shall be paid within five (5) business days of the execution of this Agreement (the "First Installment"), subject to the satisfactory completion of the Inspection (as defined in Section 9 below), and (ii) the remaining One Million Four Hundred Eighty Five Thousand Euros (€1,485,000) of the Purchase Price (the "Final Installment") shall be paid within ninety (90) days of execution of this Agreement. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work at the Current Location (as defined in Section 4 below). Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by Alannah Bulger on behalf of Buyer and Louis Lannoo on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller does not have knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller

has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, in the same condition reflected in the Condition Report attached hereto as Exhibit C. Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report attached hereto as Exhibit C. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. The Work is currently stored at Louis Lannoo's premises at Adelaarsstraat 24 9051 Sint-Denijs-Westrem, Belgium (the "***Current Location***"). After the Inspection (as defined in Section 9), Seller shall arrange for the Work to be packed and shipped by fine art shippers to fine art storage Art Shippers located at Office 33 Stationsstraat 1702 Groot Bijgaarden, Belgium (the "***Storage Location***") and store the Work at the Storage Location until the Work is packed and shipped for delivery to the Delivery Location (as defined in Section 7.1). Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. The "***Closing Date***" shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Agreement, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. DELIVERY AND EXPENSES.

7.1. Within three business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing and shipping the Work from the Current Location to the Storage Location and from the Storage Location to the Delivery Location, and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from the Storage Location to the Delivery Location pursuant to this Agreement, provided that such shipping and packing arrangements and costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of June 21, 2021, or on another date mutually agreed upon if such inspection is impracticable, Agent for the Buyer shall be entitled to inspect the Work at the Current Location (the "***Inspection***") to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit C. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit C.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

11. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

12. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this

Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

LEXXUS BV

BY:
ITS: Louis Lannoo 18/06/2021

AGENT:

MASTERWORKS GALLERY, LLC

BY: Mariya Golovina
ITS: Director of Acquisitions

[Signature Page to Art Purchase Agreement]

EXHIBIT A

INVOICE

LOUIS LANNOO

Invoice : 2117

Date : 18.06.2021

To : Masterworks Gallery LLC
on behalf of Masterworks Cayman, SPC **061** Segregated Portfolio
497 Broome Street
New York, NY, 10013
United States of America



Günther Uecker
Spirale
1980
150 x 150 x 21 cm
Acrylic & Nails on canvas mounted on wooden panel
Signed, dated & titled on the reverse

Provenance :
Private Collection, Germany (Acquired directly from the artist)
Anthony Meier Fine Arts, San Francisco & Schönewald Fine Arts, Düsseldorf
Private Collection, London
Ben Brown Fine Arts, London
Louis Lannoo, Belgium

<u>Sale terms and conditions :</u>
1. Lexxus BVBA guarantees the authenticity of the Work described herewith.
2. Lexxus BVBA guarantees the condition of the Work.
3. The Work is free from any liens and encumbrances.
4. Full title of the Work will be passed onto the Purchaser once full payment of 1.650.000 EUR is received.
5. A 10% deposit (165.000 EUR) is payable within 5 business days of execution of the purchase agreement, remaining balance (1.485.000 EUR) payable within 90 days of execution of the purchase agreement.

6. The Work will be inspected on Tuesday, June 22, or as mutually agreed if not practicable, at Louis Lannoo – Adelaarstraat 24, 9051 Sint-Denijs-Westrem, Belgium – by Nicolas Lemmens Studio who will then provide a condition report.
7. Afterwards The Work will be properly crated and stored at Lexxus BV's account at Art Shippers in Brussels until full payment is remitted.
8. After full payment, Lexxus BVBA will arrange proper shipment of The Work to Masterworks account at Delaware Freeport, Masterworks will reimburse all expenses related to delivery to Lexxus BVBA.

Exempted from Belgian V.A.T. art. 39 § 1.1 WBTW

TOTAL

1.650.000 EUR

Please transfer the amount to the following bank account:
Account Name : LEXXUS BVBA
BANK : BNP PARIBAS FORTIS BANK [redacted]
IBAN : [redacted]
BIC Code : [redacted]

EXHIBIT B

BILL OF SALE

Dated: ______________, 2021

Sold by:	Lexxus BV d/b/a Louis Lannoo Adelaarsstraat 24 9051 Sint-Denijs-Westrem, Belgium	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its 061 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Günther Uecker	(the "Work")
Title:	Spirale	
Year:	1980	
Medium:	Acrylic and nails on canvas mounted on wooden panel	
Dimensions:	59.0 x 59.0 x 8.3 in. (150 x 150 x 21 cm)	
Retail Price:	€1,650,000	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	€1,650,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated June 23, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

LEXXUS BV

____
BY:
ITS:

EXHIBIT C

CONDITION REPORT

(Attached)